Exhibit 10.3

August 12, 2013

VIA Hand Delivery

David Ko

Re: Separation of Employment

Dear David:

This letter is to confirm our agreement with respect to your resignation of employment with Zynga Inc. (the “Company”). To ensure that there are no ambiguities, this letter first explains in detail both your rights and obligations and those of the Company upon the end of your employment.

Your employment with the Company will end effective Friday, August 16, 2013. Thereafter, you will no longer be an employee of the Company. You will be paid all earned and unpaid salary and wages less deductions required or permitted by law, in your final paycheck.

Your coverage under the Company group plans will end on August 31, 2013. However, you will have the opportunity to exercise your option to continue the benefits under the Company’s group health plans under COBRA after that date. You will be provided a benefits packet containing information on your COBRA rights and conversion to a direct pay plan. Please call the Company’s benefits manager if you have any questions about COBRA conversion. Additionally, please keep People Operations informed of any address changes in case we need to mail you future W-2’s and other correspondence to your attention.

Please return all Company property on August 16, 2013. In addition, please note that your obligations under your Employee Invention Assignment and Confidentiality Agreement still remain in effect. We have enclosed a copy of that Agreement as Attachment 1 to the Release Agreement for your reference.

In addition to the foregoing, the Company is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for a mutual agreement to release all claims known or unknown against the Company, its affiliates, and their agents. If you wish to accept such additional benefits in consideration for a release, your signature on or after your last day as an employee, on the enclosed Release Agreement will reflect your agreement. Before signing the Release Agreement, you are advised to consult an attorney. You may take 1-day from receipt of this letter (i.e., until August 13, 2013) to consider whether you wish to accept these additional benefits in exchange for the release.

Don Mattrick

Chief Executive Officer

Zynga Inc.

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RELEASE AGREEMENT

In return for the consideration set forth below, I, David Ko, and Zynga Inc. (Zynga Inc. or the “Company”) enter into this Release Agreement. My last regular working day, and the effective last day of my employment, will be August 16, 2013 which is intended to constitute a separation of service within the meaning of applicable regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

CONSIDERATION

This release is given in consideration of Zynga Inc.’s:

(1)	payment of one hundred ninety five thousand five hundred twelve dollars and eighty two cents ($195,512.82) less applicable taxes and deductions authorized or required by law which is equivalent to four (4) months of my base pay plus an additional week of pay for each partial year of service I have provided to the Company;

(2)	payment of five hundred sixty two thousand five hundred dollars ($562,500.00), less applicable taxes and deductions authorized or required by law; and

(3)	payment of eight thousand twenty three dollars and twenty three cents ($8,023.23) which is equivalent to a grossed up amount sufficient to cover four (4) months of COBRA premium payments in order to continue my existing medical coverage. I understand and acknowledge that it is my responsibility to timely enroll in COBRA coverage if I elect to do so.

If this signed Release Agreement is not received by Zynga Inc. on or prior to the close of business on August 13, 2013, then this Release Agreement, and all promises contained herein, will be null and void, and I will have no rights or entitlement to any of the promises or benefits contained herein.

I understand that because Zynga Inc. has no policy obligating it to pay severance to departing employees, the benefits described above are an additional benefit for which I am not eligible unless I elect to sign this Release Agreement. The above payments shall be paid five (5) days after Zynga Inc. receives this signed Release Agreement.

MUTUAL RELEASE

Employee’s Released Claims

In consideration of the additional benefits described above, I, on behalf of my heirs, spouse and assigns, hereby completely release and forever discharge Zynga Inc., its past and present parent companies, subsidiaries, affiliates, related entities, and each of their past and present agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of my signing this Release Agreement, to the fullest extent allowed by law, including but not limited to any claims arising out of my offer of employment, my employment, resignation or termination of my employment with the Company. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. Nothing in this Release Agreement shall be construed to prohibit me from

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filing a charge with the EEOC or a comparable state or local agency or participating in any investigation or proceeding conducted by a government agency. Notwithstanding the foregoing, I agree to waive my right to recover monetary damages in any charge, complaint, or lawsuit filed by me or by anyone else on my behalf for any released claims. Further, claims challenging the validity of this Release Agreement under the ADEA as amended by the OWBPA are not released.

Notwithstanding anything to the contrary herein, nothing in this Agreement constitutes a waiver or release of any claims that cannot be released as a matter of law, including but not limited to: (i) any claims for indemnity under applicable law, my Indemnity Agreement (as defined below) or the Company’s Amended and Restated Bylaws or articles of incorporation; (ii) any claims for benefits, if any, which I may be entitled to under ERISA; (iii) unemployment compensation claims; (iv) claims for workers’ compensation benefits; and (v) any claims arising out of this Release Agreement.

Company’s Released Claims

In consideration of my willingness to enter into this Release Agreement, the Company on behalf its past and present parent companies, subsidiaries, affiliates and related entities, hereby waives and releases me from any and all claims, liabilities and obligations, both known and unknown that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Release Agreement; provided, however, that this release, will not extend to claims arising at any time from my contractual and statutory obligations to refrain from the unauthorized use or disclosure of confidential or trade secret information belonging to the Company, nor to any claims arising at any time from my willful misconduct that causes material injury to the Company (“Excluded Claims”). The Company represents that as of the date this Release Agreement is signed, it is unaware of any such Excluded Claims that the Company could assert against me.

Indemnification

In the event that I become subject to any proceeding related to the performance of my duties as an employee or officer of the Company, the Company confirms that it shall indemnify me pursuant to Article VI of the Company’s Amended and Restated Bylaws, California Labor Code Section 2802 and consistent with the Indemnity Agreement I previously entered with the Company in July 2012 (“Indemnity Agreement”).

Unknown Claims

Both I and the Company acknowledge having read and understood Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the releases hereunder.

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Enforcement of This Release Agreement

I also understand and agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Release Agreement, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Covenant Not to Sue

Both I and the Company acknowledge and agree not to pursue any action nor seek damages or any other remedies for any released claims. I and the Company both agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice.

Miscellaneous

I voluntarily resign any Board, Officer, Employee and/or Director positions with any domestic or international entities affiliated with the Company, including but not limited to, Tapzen, Inc., and the Company agrees to accept my resignation(s).

I acknowledge and agree that any unvested Stock Options and Restricted Stock Units (including ZSUs) granted to me by the Company cease vesting on my separation date and will be forfeited.

I further acknowledge that during my employment, I obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. I agree not to use or disclose any such confidential information unless required by subpoena or court order, and that I will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

This Release Agreement constitutes the entire agreement between myself and the Company with respect to any matters referred to in this Release Agreement. This Release Agreement supersedes any and all of the other agreements between myself and the Company, except for the Indemnity Agreement, any executed Stock Option Agreements and the Employee Invention Assignment and Confidentiality Agreement (which contains a 12-month agreement not to solicit Zynga employees), attached hereto as Attachment 1, which remain in full force and effect. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. I am not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct which is not expressly set forth in this Release Agreement. I understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either myself or the Company. I also agree that if any provision of this Release Agreement is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California.

I certify that I have returned all Zynga property in my possession, custody, or control and have not retained any copies of such property, including but not limited to any Confidential Information as described in my Employee Invention Assignment and Confidentiality Agreement. I have also returned all keys, access cards, credit cards, identification card, phones, computers, electronic storage media or devices that have been connected to any Zynga computer or on which I have stored any Confidential Information, electronic mail devices, electronic organizers, any other Company-issued electronic device, and other property and equipment belonging to the Company. To the extent I subsequently discover that any property and /or data identified above is still in my possession, custody or control, I agree to return all such property and data to the Company as soon as practicable, but in no event later than ten (10) days after making such discovery.

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I have read this Release Agreement and understand all of its terms. Prior to execution of this Release Agreement, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment. The Company has informed me in writing to consult an attorney before signing this Release Agreement, if I wish. Once this signed Release Agreement is signed by me and returned to Don Mattrick, I understand that I cannot revoke this Agreement.

I further acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.

Finally, I agree not to disparage the Company and its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company agrees not to disparage me in any manner likely to be harmful to my business or personal reputations; provided that either party may respond accurately and fully to any question, inquiry or request for information when required by legal process.

EMPLOYEE’S ACCEPTANCE OF RELEASE AGREEMENT

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS RELEASE AGREEMENT IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

BY EMPLOYEE:

Dated: 8/13/2013	/s/ David Ko
David Ko

BY COMPANY:

Dated: 8/13/2013
ZYNGA INC.

	By:	/s/ Don Mattrick
Don Mattrick
Chief Executive Officer

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ATTACHMENT 1

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

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EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Zynga Game Network Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. I acknowledge and agree that in the course of my employment with the Company, I may gain access to certain confidential information, inventions, works of authorship, and other types of proprietary subject matter that comprise valuable, special and unique assets of the Company’s business, and that access to the foregoing is granted to me only for the purpose of enabling me to perform my duties for the Company. I agree that the Company has an identifiable interest in protecting its rights and ownership of the foregoing, as well as all intellectual property rights associated therewith (including, without limitation, its patents, copyrights, trademarks, and trade secrets). Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. Without further compensation, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company. I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (or any comparable law of any other State), which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance/Power to Act. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”), and that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Such Proprietary Information includes, but is not limited to, Assigned Inventions, trade secrets as well as other proprietary knowledge, information, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, manufacturing techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. For example and without limitation, Proprietary Information may include information I learn about or develop in connection with my employment with the Company, such as: (i) product/game information, features, roadmaps, plans, specifications, mechanics, designs, costs and revenue; (ii) techniques and methods for developing, coding, or improving online social games; (iii) techniques and methods to create “virality;” (iv) measurement techniques, and specific functionality that increases monetization and both measures and increases retention metrics; (v) customer lists and data, (vi) non-public trademarks or domain names; (vii) non-public financial information, which may include revenues, profits, margins, forecasts, budgets and other financial data; (viii) marketing and advertising plans, strategies, tactics, budgets and studies; (ix) business and operations strategies; (x) the identities of the key decision makers at the Company’s vendors, suppliers, platform providers or other business partners; (xi) the particular needs and preferences of the Company’s suppliers, platform providers and business partners, and the Company’s approaches and strategies for satisfying those needs and preferences; (xii) contracts, credit procedures and terms; (xiii) research and development plans; (xiv) software developed or licensed by Company; (xv) hardware and hardware configurations; (xvi) employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, job assignments and performance evaluations of Company personnel); (xvii) information regarding, or used, in employee training; (xviii) information relating to employee stock ownership or entitlement; (xix) information relating proposed or ongoing acquisitions or takeovers by or on behalf of the Company; and (xx) other know-how. The foregoing are only examples of Confidential Information. If I am uncertain as to whether any particular information or material constitutes Confidential Information, I shall seek written clarification from either my direct supervisor or the Company’s General Counsel, or if I am no longer employed by the Company, from the Company’s General Counsel.

8. Exceptions to Confidential Information. Notwithstanding the definition set forth in Section 7, Proprietary Information does not include information that I can show by competent proof: (a) was generally known to the relevant public at the time of disclosure, or became generally known after disclosure to me; (b) was lawfully received by me from a third party without breach of any confidentiality obligation; (c) was known to me prior to receipt from the Company or (d) was independently developed by me or independent third parties; in each case, without breach by me or any third party of any obligation of confidentiality or non-use.

9. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature or form, in my possession, custody or control, pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information. Notwithstanding my confidentiality obligations, I am permitted to disclose Proprietary Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure.

10. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

11. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

12. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

13. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

14. Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I access, use or disclose any trade secrets or proprietary or confidential information of the Company. I acknowledge and agree that the names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during my employment, constitute trade secrets or proprietary or confidential information of the Company.

15. Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

17. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

19. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

20. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

21. Successors and Assigns: Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

22. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

23. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is 11/1/10.

Zynga Game Network Inc.:		Employee:

By:	/s/ Reginald D. Davis	/s/ David Ko
Signature

Name:	Reginald D. Davis	/s/ David Ko
Name (Please Print)
Title:	General Counsel

Signature Page to Employee Invention Assignment and Confidentiality Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number of Brief Description

No inventions or improvements

Signature of Employee:

Print Name of Employee:

David Ko
Date: 9-28-10

CONFIDENTIAL

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